Exhibit 99.1

              Gastar Exploration Announces Latest Bossier Drilling
                       Results and Upcoming Drilling Plans

    HOUSTON--(BUSINESS WIRE)--April 25, 2006--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) is pleased to announce the successful results of the Wildman Trust #1 well and to provide an update on its East Texas drilling plans for the remainder of 2006.
    Gastar has completed drilling the Wildman Trust #1 well to a total depth of 15,750 feet. The well encountered a series of upper Bossier sands that appear productive based on log analysis and drilling shows between the depths of 14,000 and 15,590 feet. The apparently productive sands contain an estimated 80 feet of net pay. Gastar will immediately commence completion operations on the well with initial production expected in approximately 45 days. Gastar has a 67% working interest with Chesapeake Energy Corporation (NYSE:CHK) owning the remaining 33% working interest.
    Gastar anticipates spudding two additional Bossier wells within the next several weeks. The John Parker #1 well will be drilled to a middle Bossier target with an estimated total depth of 17,500 feet. This well will be located on the northwestern portion of Gastar's leasehold position and is in a structural position projected to be similar to recent successful wells drilled in close proximity by ConocoPhillips (NYSE:COP) and EnCana Corp. (NYSE:ECA). Gastar's working interest in the well will be approximately 42% before casing point (BCP) and 50% after casing point (ACP). Chesapeake Energy Corporation will hold a 33% BCP and 25% ACP working interest with an unrelated private exploration and production company holding the remaining 25% working interest.
    The Wildman Trust #2 well will be drilled to a lower Bossier target with an estimated total depth of 19,200 feet. This well will be drilled to test the same lower Bossier series of sands that are productive in Gastar's Donelson #1 well in addition to upper Bossier sands found in the Wildman Trust #1 well. Gastar's working interest will be approximately 56% BCP (67% ACP) in the Wildman Trust #2 well with Chesapeake Energy Corporation holding the remaining 44% BCP working interest (33% ACP working interest).
    Gastar's operational plans for the deep Bossier play for the remainder of 2006 include the drilling of at least two additional deep Bossier wells following the John Parker #1 and the Wildman Trust #2 wells and the anticipated completion of a large scale 3-D seismic survey that will cover the majority of Gastar's acreage position in the Hilltop area.
    In addition, Gastar will be participating in its first lower Yegua prospect, an exploratory well to be drilled in Orange County, Texas. The well is expected to be commenced within the next several weeks and will be drilled to a total true vertical depth of 16,000 feet. Gastar's non-operating interest in the well will be 33% BCP working interest (25% ACP working interest) with three other industry partners participating in the drilling of this exploratory well.
    Commenting on the announcements, J. Russell Porter, Gastar's President & CEO, stated, "The Wildman Trust #1 well is a good example of the reduced dry-hole risk in the Hilltop area due to multiple potential pay zones. After the original primary target, the Knowles limestone, appeared non-productive we were able to drill approximately 1,100 feet deeper and target a series of well developed upper Bossier sands seen in the Donelson #1 well. The new 3-D seismic survey should further reduce drilling risk and allow for optimal placement of wells to each of our prospective targets."
    Mr. Porter continued, "We are spudding two potentially significant Bossier wells in the John Parker #1 and the Wildman Trust #2, not only in terms of production and cash flow but also in terms of adding proven and unproven reserves. As we drill these locations, drill successful offset locations to these wells and complete the 3-D seismic acquisition and processing, we will be positioning Gastar for even higher levels of activity in the deep Bossier play in 2007."
    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.



    CONTACT: Gastar Exploration Ltd., Houston
             J. Russell Porter, 713-739-1800
             fax: 713-739-0458
             email: rporter@gastar.com
             website: www.gastar.com